Exhibit 99.1

814 East Main Street

Richmond, VA 23219

(804) 344-8121

FOR IMMEDIATE RELEASE:	For information contact:

February 15, 2007	Kelly C. Clarke, Director
Corporate Communications
(804) 727-6321

Apple Hospitality Two Agrees to Sell to ING Clarion Partners

RICHMOND, VA, February 15, 2007 – Apple Hospitality Two, Inc. (the Company or Apple), a real estate investment trust (REIT), announced today that following the approval of the Company’s Board of Directors, it has entered into a definitive merger agreement to be acquired by an affiliate of ING Clarion Partners, LLC (ING) for a total consideration, including debt, of approximately $890 million. Under the merger agreement, each issued and outstanding share of capital stock of the Company will be converted into the right to receive cash representing an approximate per share price of $11.20. The Company’s dividend reinvestment and share redemption programs were suspended upon the signing of the merger agreement. The merger agreement is subject to shareholder approval and an inspection period during which ING has the right to review all of the Company’s books and records, title, environmental, engineering and other matters. The merger agreement is also subject to customary closing conditions. As a result, there can be no assurance that the merger agreement will not be terminated or that a merger will occur. If the closing conditions are satisfied, it is anticipated that the merger would close during the second quarter of 2007. McGuire Woods LLP is acting as legal advisor to the Company and UBS Investment Bank is acting as its financial advisor.

About Apple Hospitality Two:

Apple Hospitality Two is a REIT focused on the upscale, extended-stay suite segment of the hotel industry. The portfolio consists of 64 hotels, containing a total of 7,690 suites, diversified among 25 states. Additional information about Apple Hospitality Two can be found online at www.applehospitality.com.

About ING Clarion:

Founded in 1982, ING Clarion and its affiliates manage more than $45 billion in assets in the private equity, public equity, and public debt sectors of the real estate markets. The firm has more than 600 employees located in major markets throughout the United States. More information is available at www.ingclarion.com

Additional Information about the Merger and Where to Find It:

In connection with the proposed merger transaction, Apple Hospitality Two, Inc. intends to file a proxy statement, accompanying proxy card and other relevant documents with the Securities and Exchange Commission. Shareholders of Apple Hospitality Two are urged to read the proxy statement and other relevant documents in their entirety when they become available because they will contain important information about Apple Hospitality Two and the proposed merger. When filed, the proxy statement and any other relevant documents will be available at no charge at the SEC’s web site at http://www.sec.gov. In addition, shareholders may obtain free copies of the proxy statement and any other relevant documents filed with the SEC by directing a written request to Apple Hospitality Two, 814 East Main Street, Richmond, Virginia 23219, Attn: Investor Relations.

Apple Hospitality Two and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Apple Hospitality Two in connection with the proposed merger. Information about the executive officers and directors of Apple Hospitality Two and of their ownership of Apple Hospitality Two shares is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2006. Shareholders may obtain additional information regarding the direct and indirect interests of Apple Hospitality Two and its executive officers and directors in the proposed merger by reading the proxy statement when it becomes available.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the company to complete the proposed merger transaction agreement, the ability of the company to implement its operating strategy; the company’s ability to manage planned growth; changes in economic cycles and competition within the extended-stay hotel industry. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved. In addition, the company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.

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